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                                                                    EXHIBIT 10.6

                                    AMENDMENT

                                     TO THE

                       PRO NET LINK CORP. 2000 STOCK PLAN


            WHEREAS, Pro Net Link Corp. (the "Company") adopted the 2000 Stock Plan (the "Plan");

            WHEREAS, the Board of Directors of the Company may at any time, and from time to time, modify or amend the Plan, subject to shareholder approval in certain instances; and

            WHEREAS, the Company desires to amend the Plan.

            NOW THEREFORE, the Plan is amended as follows:

1. In Section 4 of the Plan, the number "17,500,000" shall be substituted for the number "3,000,000".

2.    The following sentence shall be substituted for the last sentence of
      Section 9:

            Notwithstanding the foregoing, non-qualified Options and shares of Grant Stock may be transferred if the applicable Option Agreement or Grant Stock Agreement so provides.

3. The following parenthetical shall be substituted for the parenthetical text at the end of Sections 10.1, 10.2 and 10.3:

            (or within such other period as may be specified in the applicable Option Agreement)

4.    The following sentence shall be added to the end of Section 10:

            A non-qualified Option granted to a consultant or advisor of the Company may be exercised after the termination of such relationship in accordance with the terms of the Option Agreement.

5. The amendments made by Paragraphs 1 through 4 hereof shall be effective immediately; provided, however, that the amendment made by Paragraph 1 is subject to shareholder approval within one year of the adoption of this amendment.